                                                                    Exhibit 2.10

[JAWS LOGO]


March 29, 2001

VIA FACSIMILE

CALP II Limited Partnership
c/o Thomson Kernaghan & Co. Limited
365 Bay Street, 12th Floor
Toronto, Ontario
M5H 2V2

ATTENTION:        MARK VALENTINE

Re:      Securities Purchase Agreement Amendment No. 2

Dear Mark:

         Further to our conversation on March 28, 2001, I'm writing to confirm our agreement to amend the terms of the Securities Purchase Agreement dated August 21, 2000 as amended, and all exhibits thereto, between JAWZ and CALP II (the "Agreement").

         In this amendment letter (the "2nd Amendment"), all defined terms shall have the meaning ascribed in the Agreement unless the context provides a specific definition not set out therein.

         In consideration of CALP II extending the Effectiveness Date to June 30, 2001 and for agreeing to the termination of the registration penalties set out in section 2(c) of the Registration Rights Agreement, JAWZ agrees to amend Warrant No. AW-3B (the "Warrant") by deleting Sections 3(a)(i), 3(a)(ii), 3(a)(iii) and 3(a)(iv) and by agreeing to a monthly vesting of warrants shares between November 1, 2000 and October 31, 2001 in accordance with the volume weighted average price calculation set out in section 3(c) of the Warrant.

         Please indicate your agreement to amend the terms of the Agreement and the Warrant as set out above by executing the acknowledgement below. Upon your execution of this 2nd Amendment and providing the completed Form of Election To Purchase attached hereto as Exhibit "A", JAWZ will issue CALP II 5,081,835 warrant shares, calculated as at March 23, 2001 in accordance with the new vesting terms of this 2nd Amendment. We attach the calculation of the warrant shares hereto as Exhibit "B".

         Please call me at (403) 508-5055, should you have any questions.


                  Very truly yours,




                  Riaz Mamdani
                  Chief Financial Officer




                                 ACKNOWLEDGEMENT

         I, Mark Valentine, President of VMH Investment Management Ltd., the General Partner of CALP II Limited Partnership, do hereby agree to amend the terms of the Agreement as set out in this 2nd Amendment and attach hereto the Form of Election To Purchase completed and executed.


                                       CALP II LIMITED PARTNERSHIP



                                       Per: ________________________________
                                               Mark Valentine, President
                                               VMH Investment Management Ltd.
                                               General Partner, CALP II Limited
                                               Partnership.